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                                                                    Exhibit 99.1

                                 [iVillage Logo]

FOR IMMEDIATE RELEASE

                   iVillage Receives Nasdaq Compliance Notice

NEW YORK - September 18, 2002 - iVillage Inc. (Nasdaq: IVIL), a leading women's media company and the number one source for women's information online, today announced that, as expected, it has received a compliance notice from The Nasdaq Stock Market, Inc. in a letter dated September 17, 2002. In this letter, Nasdaq informed iVillage that its common stock had failed to maintain a minimum bid price of $1.00 per share for 30 consecutive trading days as required by The Nasdaq National Market under Marketplace Rule 4450(a)(5).

In accordance with Marketplace Rule 4450(e)(2), iVillage will have until December 16, 2002, or 90 calendar days, to regain compliance with Nasdaq's continued listing requirements. If at any time before December 16, 2002, the closing bid price of iVillage's common stock is at least $1.00 per share for a minimum of ten consecutive trading days, Nasdaq staff will determine if iVillage then complies with Nasdaq's continued listing requirements. If iVillage is unable to demonstrate compliance with the continued listing requirements on or before December 16, 2002, Nasdaq staff will provide iVillage with written notification that its securities will be delisted. At that time, iVillage may appeal the Nasdaq staff's decision to a Nasdaq Listing Qualifications Panel.

The Company may also apply to transfer its securities to The Nasdaq SmallCap Market. If iVillage submits a transfer application and pays the applicable listing fees by December 16, 2002, initiation of the delisting process will be stayed pending Nasdaq staff review of the transfer application. If the application is approved, iVillage will be afforded the 180 calendar day SmallCap Market grace period, or until March 17, 2003. iVillage may also be eligible for an additional 180 calendar day grace period provided that it meets the initial listing criteria for the SmallCap Market under Marketplace Rule 4310 (c)(2)(A). Furthermore, the Company may be eligible to transfer back to The Nasdaq National Market, without paying the initial listing fees, if, by September 12, 2003, its bid price maintains the $1.00 per share requirement for 30 consecutive trading days and it has maintained compliance with all other continued listing requirements on that market. If Nasdaq staff does not approve the Company's transfer application, Nasdaq will provide iVillage with written notification that its securities will be delisted. At that time, iVillage may appeal the Nasdaq staff's decision to a Nasdaq Listing Qualifications Panel.

iVillage remains committed to its stockholders and believes that, like many companies in the sector, its stock price does not accurately reflect the value of the Company. With more than 17 million unique monthly visitors, iVillage is one of the 20 most visited sites in the U.S. according to comScore Media Metrix (July 2002).



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About iVillage Inc.
iVillage Inc. is a leading women's media company and the number one source for women's information online. iVillage includes iVillage.com, Women.com, Business Women's Network, Lamaze Publishing, The Newborn Channel, iVillage Solutions, Promotions.com and Astrology.com. iVillage.com is a leading online women's destination providing practical solutions and everyday support for women 18 and over. Lamaze Publishing produces advertising-supported educational materials for expectant and new parents. The Newborn Channel is a satellite television network in approximately 1,100 hospitals nationwide.

iVillage.com is organized into branded communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. Content areas include Astrology, Babies, Beauty, Diet & Fitness, Entertainment, Food, Health, Home & Garden, Lamaze, Money, Parenting, Pets, Pregnancy, Relationships, Shopping, and Work.

Established in 1995 and headquartered in New York City, iVillage Inc. (Nasdaq:
IVIL) is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: iVillage Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond iVillage's control, in addition to those discussed in iVillage's other press releases, public filings and statements by iVillage's management, including (i) the volatile and competitive nature of the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage's business and financial condition, (v) iVillage's ability to establish and maintain relationships with advertisers, sponsors, and other third party providers and partners, and (vi) the impact of pending litigation on iVillage's business and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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CONTACT:

iVillage Inc.
Carl Fischer
212.600.6502
cfischer@mail.ivillage.com